EXHIBIT 21

Subsidiaries as of 12/31/2015

Name	Jurisdiction of Organization
Interactive Intelligence Administration, LLC	Indiana
Interactive Intelligence, Inc.	Indiana
Interactive Intelligence Marketplace, Inc.	Indiana
Interactive Intelligence Holdings, Inc.	Indiana
Interactive PureCloud, Inc., f/k/a OrgSpan, Inc.	Delaware
Global Software Services, Inc., d/b/a Latitude Software	Florida
Bay Bridge Decision Technologies, Inc.	Maryland
Interactive Intelligence Sales and Services, Inc.	Indiana
Interactive Intelligence Remote, Inc.	Indiana
Interactive Intelligence CaaS, Inc.	Indiana
Interactive Intelligence Telecom, Inc.	Indiana
Interactive Intelligence Hardware, Inc.	Indiana
Interactive Intelligence International, Inc.	Delaware
Interactive Intelligence S.A.R.L.	France
Interactive Intelligence Middle East FZ-LLC	Dubai
Interactive Intelligence Germany GmbH	Germany
Interactive Intelligence Australia Pty Ltd	Australia
Interactive Intelligence Spain, S.L.	Spain
Interactive Intelligence Korea, Inc.	Korea
ININ UK Limited	England
Interactive Intelligence Solucoes EM Communicacoes LTDA	Brazil
Interactive Intelligence Canada, Ltd	Canada
Interactive Intelligence (South Africa) (Pty) Ltd	South Africa
Interactive Intelligence Sweden AB	Sweden
Interactive Intelligence International Holdings BV	The Netherlands
Pyxis Group Limited	New Zealand
Interactive Intelligence Pacific Pty Limited	New Zealand
Interactive Intelligence Italia S.R.L.	Italy
Interactive Intelligence India Private Limited	India
Interactive Inteligence Latin America, C.A.	Venezuela
Interactive Intelligence Danmark ApS	Denmark
ININ Netherlands B.V.	The Netherlands
Anveshan TechSolutions Private Limited (dba Customer360)	India